[LOGO]

                         --CIBER, INC. NEWS RELEASE--

For Immediate Release                                    Contact
                                                         Kara Kennedy
                                                         Shareholder Relations
                                                         303/220-0100

                    CIBER ANNOUNCES RECORD 1ST QUARTER RESULTS

     Englewood, Colorado -- October 15, 1997 -- CIBER, Inc. (NYSE - CBR) reported record revenues and earnings today for its first fiscal 1998 quarter, ended September 30, 1997.

     Revenues for the quarter were $94,539,000, an increase of 47% over revenues for the quarter ended September 30, 1996 of $64,126,000. Revenues for the three months ended September 30, 1997 were 91% greater than revenues as originally reported last year for the comparable period. All prior period information has been restated for the pooling of interests with Reliant Integration Services, Inc. in August 1997.

     Pro forma net income, excluding one-time merger costs, increased 77% to $6,264,000, or $.28 per share, for the September 1997 quarter, compared to $3,543,000, or $.17 per share, for the same quarter in fiscal 1997. After merger costs, pro forma net income for the September 1997 quarter increased 93% to $5,650,000, or $.26 per share, compared to $2,921,000, or $.14 per share for the same quarter in fiscal 1997.

     "We are very pleased with our results for the quarter," stated Bob Stevenson, Chairman/Chief Executive Officer. "Once again, we have realized record revenues and profitability. This reflects the excellent continued growth of our existing operations as well as the strong contribution from recently acquired or merged businesses," Mr. Stevenson continued.

     CIBER, Inc. is a nationwide provider of information technology consulting services. Through our nearly 4,000 employees operating out of over 50 branch offices in over 20 states, plus our foreign operations, CIBER offers services to our clients in four principal areas: information technology consulting services (including Year 2000 conversions), package software implementation services, management consulting for "business/IT" problems and LAN/WAN consulting services.

                                 CIBER, Inc.
                 Condensed Consolidated Statements of Operations
                                 (Unaudited)

                                                            Three Months
IN THOUSANDS, EXCEPT PER SHARE DATA                      Ended September 30,
                                                         -------------------
                                                          1997       1996(1)
                                                         -------     -------
Consulting services                                      $82,148     $54,562
Product sales                                             12,391       9,564
                                                         -------     -------
  Total revenues                                          94,539      64,126
                                                         -------     -------

Cost of consulting services                               53,167      36,728
Cost of product sales                                     10,587       8,135
Selling, general and administrative expenses              19,740      13,343
Amortization of intangible assets                            938         522
Merger costs                                                 614         622
                                                         -------     -------
  Operating income                                         9,493       4,776
Interest and other income, net                               303         252
                                                         -------     -------
  Income before income taxes                               9,796       5,028
Income tax expense                                         4,017       2,836
                                                         -------     -------
  Net income                                               5,779       2,192
Pro forma adjustment to income tax expense                  (129)        729
                                                         -------     -------
  Pro forma net income                                   $ 5,650     $ 2,921
                                                         -------     -------
                                                         -------     -------
  Pro forma income per share                             $   .26(2)  $   .14(2)
                                                         -------     -------
                                                         -------     -------
Weighted average common and common equivalent shares      22,040      20,425
                                                         -------     -------
                                                         -------     -------

(1)  Restated for poolings of interests through September 30, 1997.

(2) After merger costs of $.02 and $.03 per share for the three months ended September 30, 1997 and 1996, respectively.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks and uncertainties that could cause actual results to vary materially from such statements. Please refer to discussions of certain of these risks and uncertainties in the Company's Annual Reports, 10-Ks, 10-Qs and other Securities and Exchange Commission filings.

                                      # # #

          CIBER, INC., 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, CO 80111
                               HTTP://WWW.CIBER.COM